Exhibit 99.1

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors and

Stockholders of Brand Engagement Network Inc.

Opinion on the Financial Statements

We have audited the accompanying consolidated balance sheets of Brand Engagement Network Inc., (formerly Blockchain Exchange Network, Inc,) (the “Company”) as of December 31, 2023 and 2022, and the related consolidated statements of operations, stockholders’ equity (deficit), and cash flows for each of the years in the two-year period ended December 31, 2023, and the related notes (collectively referred to as the “financial statements”). In our opinion, the financial statements present fairly, in all material respects, the financial position of the Company as of December 31, 2023 and 2022, and the results of its operations and its cash flows for each of the years in the two-year period ended December 31, 2023, in conformity with accounting principles generally accepted in the United States of America.

Substantial Doubt about the Company’s Ability to Continue as a Going Concern

The accompanying financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in Note A, the Company has an accumulated deficit of approximately $13.3 million, a net loss for the year ended December 31, 2023 of $11.7 million, and net cash used in operating activities of approximately $5.1 million, which raises substantial doubt about its ability to continue as a going concern. Management’s plans in regard to these matters are also described in Note A. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

Basis for Opinion

These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on the Company’s financial statements based on our audits. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) (PCAOB) and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.

We conducted our audits in accordance with the standards of the PCAOB. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement, whether due to error or fraud. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. As part of our audits, we are required to obtain an understanding of internal control over financial reporting, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion.

Our audits included performing procedures to assess the risks of material misstatement of the financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the financial statements. Our audits also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the financial statements. We believe that our audits provide a reasonable basis for our opinion.

/s/ L J Soldinger Associates, LLC

Deer Park, Illinois

March 14, 2024
We have served as the Company’s auditor since 2023 PCAOB
Audit ID: 318

BRAND ENGAGEMENT NETWORK INC.

CONSOLIDATED BALANCE SHEETS

	December 31,
	2023	2022
ASSETS
Current assets:
Cash and cash equivalents	$1,685,013	$2,010
Accounts receivable, net of allowance	10,000	1,000
Due from related parties	-	13,685
Prepaid expenses and other current assets	201,293	250
Total current assets	1,896,306	16,945
Property and equipment, net	802,557	-
Intangible assets, net	17,882,147	600,317
Other assets	1,427,729	8,850
TOTAL ASSETS	$22,008,739	$626,112

LIABILITIES AND STOCKHOLDERS’ EQUITY (DEFICIT)
Current liabilities:
Accounts payable	$1,282,974	$580,680
Accrued expenses	1,637,048	-
Due to related parties	-	35,539
Deferred revenue	2,290	50,000
Short-term debt	223,300	-
Total current liabilities	3,145,612	666,219
Note payable - related party	500,000	-
Long-term debt	668,674	-
Total liabilities	4,314,286	666,219
Commitments and contingencies (Note O)
Stockholders’ equity (deficit):
Preferred stock par value $1.00 per share, 10,000,000 shares authorized but to date none designated. None issued or outstanding as of December 31, 2023 and 2022.	-	-
Common stock par value of $0.001 per share and 100,000,000 shares authorized. As of December 31, 2023 and 2022, there are 86,154,818 and 63,151,000 shares issued and outstanding, respectively.	86,155	63,151
Additional paid-in capital	30,910,018	1,467,196
Accumulated deficit	(13,301,720)	(1,570,454)
Total stockholders’ equity (deficit)	17,694,453	(40,107)
TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY (DEFICIT)	$22,008,739	$626,112

The accompanying notes are an integral part of these financial statements.

BRAND ENGAGEMENT NETWORK INC.

CONSOLIDATED STATEMENTS OF OPERATIONS

	Year Ended December 31,
	2023	2022
Revenues	$35,210	$15,642
Cost of revenues	-	-
Gross profit	35,210	15,642
Operating expenses
General and administrative	10,841,024	1,026,549
Depreciation and amortization	637,990	76,928
Research and development	236,710	136,404
Total expenses	11,715,724	1,239,881

Loss from operations	(11,680,514)	(1,224,239)

Other income (expenses):
Interest expense	(56,515)	-
Interest income	15,520	-
Other	(9,757)	(362)
Gain on debt extinguishment	-	548,563
Net other (expenses) income	(50,752)	548,201
Loss before income taxes	(11,731,266)	(676,038)
Income taxes	-	-
Net loss	$(11,731,266)	$(676,038)
Net loss per common share- basic and diluted	$(0.15)	$(0.01)

Weighted-average common shares outstanding - basic and diluted	76,399,513	58,198,281

The accompanying notes are an integral part of these financial statements.

BRAND ENGAGEMENT NETWORK INC.

CONSOLIDATED STATEMENTS OF CHANGES IN STOCKHOLDERS’ EQUITY (DEFICIT)

	Preferred Stock		Common Stock		Additional Paid-in	Accumulated	Total Stockholders’
	Shares	Par Value	Shares	Par Value	Capital	Deficit	Equity/(Deficit)
Balance at December 31, 2021	-	$-	59,370,000	$59,370	$1,279,790	$(894,416)	$444,744
Option and warrant exercises	-	-	350,000	350	34,650	-	35,000
Stock issued in conversion of accounts payable	-	-	2,431,000	2,431	35,006	-	37,437
Stock issued in accounts payable conversion through warrant exercise	-	-	1,000,000	1,000	99,000	-	100,000
Stock-based compensation	-	-	-	-	18,750	-	18,750
Net loss	-	-	-	-	-	(676,038)	(676,038)
Balance at December 31, 2022	-	$-	63,151,000	$63,151	$1,467,196	$(1,570,454)	$(40,107)
Stock issued for DM Lab APA	-	-	16,012,750	16,013	15,996,737	-	16,012,750
Option and warrant exercises	-	-	750,000	750	60,188	-	60,938
Vesting of early exercised options	-	-	-	-	14,062	-	14,062
Stock issued in conversion of convertible notes	-	-	3,075,000	3,075	3,071,925	-	3,075,000
Stock issued in conversion of accounts payable and loans payable	-	-	882,963	883	432,080	-	432,963
Sale of common stock, net of issuance costs	-	-	2,283,105	2,283	4,927,717	-	4,930,000
Stock-based compensation	-	-	-	-	4,940,113	-	4,940,113
Net loss	-	-	-	-	-	(11,731,266)	(11,731,266)
Balance at December 31, 2023	-	$-	86,154,818	$86,155	$30,910,018	$(13,301,720)	$17,694,453

The accompanying notes are an integral part of these financial statements.

BRAND ENGAGEMENT NETWORK INC.

CONSOLIDATED STATEMENT OF CASH FLOWS

	Year Ended December 31,
	2023	2022
Cash flows from operating activities:
Net loss	$(11,731,266)	$(676,038)
Adjustments to reconcile net loss to net cash provided by operating activities:
Depreciation and amortization expense	637,990	76,928
Allowance for uncollected receivables	20,000	-
Gain on debt extinguishment	-	(548,563)
Warrant exercised through services provided	-	100,000
Stock based compensation	4,878,655	18,750
Changes in operating assets and liabilities of the business
Prepaid expense and other current assets	(201,043)	(250)
Accounts receivable	(29,500)	(1,000)
Accounts payable	101,396	950,850
Accrued expenses	1,257,879	-
Other assets	8,850	(6,090)
Deferred revenue	2,290	-
Net cash used in operating activities	(5,054,749)	(85,413)
Cash flows from investing activities:
Purchase of property and equipment	(48,349)	-
Purchase of patents	(379,864)	-
Capitalized internal-use software costs	(453,709)	-
Asset acquisition (Note C)	(257,113)	-
Net cash used in investing activities	(1,139,035)	-
Cash flows from financing activities:
Proceeds from the sale of common stock	5,000,000	-
Proceeds from convertible notes	3,075,000	-
Proceeds from related party note	620,000	-
Payment of related party note	(120,000)	-
Proceeds received from option exercises	25,000	-
Proceeds received from warrant exercise	10,000	90,000
Payment of deferred financing costs	(711,859)	-
Advances to related parties	(159,464)	(13,685)
Proceeds received from related party advance repayments	138,110	11,108
Net cash provided by financing activities	7,876,787	87,423
Net increase in cash and cash equivalents	1,683,003	2,010
Cash and cash equivalents at the beginning of the period	2,010	-
Cash and cash equivalents at the end of the period	$1,685,013	$2,010
Supplemental Cash Flow Information
Cash paid for interest	$-	$-
Cash paid for income taxes	$-	$-
Supplemental Non-Cash Information
Capitalized internal-use software costs in accrued expenses	$54,756	$-
Stock-based compensation capitalized as part of capitalized software costs	$61,458	$-
Conversion of convertible notes into common shares	$3,075,000	$-
Conversion of accounts payable and short-term debt into common shares	$432,963	$37,437
Property and equipment in accounts payable	$2,326	$-
Warrants exercise through settlement of accounts payable	$40,000	$-
Deferred financing costs in accounts payable	$711,234	$-
Deferred financing costs in accrued expenses	$74,636	$-
Fair value of common stock issued in connection with asset acquisition	$16,012,750	$-

The accompanying notes are an integral part of these financial statements.

BRAND ENGAGEMENT NETWORK INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE A - NATURE OF OPERATIONS AND GOING CONCERN

History

Brand Engagement Network Inc. (formerly Blockchain Exchange Network Inc.) (together with its subsidiaries, “BEN” or “the Company”) was formed in Jackson, Wyoming on April 17, 2018, and was named in honor of the renowned Founding Father and inventor, Benjamin Franklin. In 2019, the Company became a wholly owned subsidiary of Datum Point Labs (“DPL”), and then was spun out of DPL in May 2021. BEN acquired DPL in December 2021.

The recent developments of the business are as follows:

●	In November 2022, the Company determined that the AI industry had a higher likelihood, as compared to blockchain and other forms of data management, of long-term potential due to the rapidly evolving consumer demand for AI solutions.

●	In the fourth quarter of 2022, the Company’s management team, in consultation with its advisors, developed an internal strategy to execute on AI. Significant changes were made to the business, including abandoning a primary strategy involving blockchain, and completing an overhaul of the platform, a shift from business-to-consumer to business-to-business-to-consumer, and the development of a new business model and use cases.

●	In February 2023, DHC Acquisition Corp, a special purpose acquisition company, and the Company entered into a non-disclosure agreement for a potential business combination.

●	As the Company continued to look at acquisitions to further its strategy of consumer data management through AI, the Company identified an opportunity to acquire DM Lab (Note C). In March 2023, the Company provided a non-binding term sheet to DM Lab.

●	In April of 2023, the Company’s management team traveled to Korea to visit DM Lab. Because the Company believed DM Lab to be in distress, the Company believed DM Lab to be an attractive target for an acquisition given its technology, intellectual property and its existing collaboration with Korea University. As the Company performed diligence on DM Lab and the AI market, the Company determined that the acquisition was in the best interest of its shareholders.

●	In April 2023, the Company retained the services of, on a consulting basis, its Chief Executive Officer to provide consulting and professional services relating to the Company’s product development.

●	In April 2023, the Company undertook a convertible note offering with accredited investors with a conversion price of $1.00 per share.

●	In May 2023, the Company entered into an asset purchase agreement to purchase DM Lab.

●	The Company still holds significant intellectual property in the form of a patent portfolio that the Company believes will be a cornerstone of its artificial intelligence solutions for certain industries that it expects to target, including the automotive, healthcare, and financial services industries.

Nature of Operations

The Company is an innovative AI platform provider, designed to interface with emerging technologies, including blockchain, internet of things, and cloud computing, that drives digital transformation across various industries and provides businesses with unparalleled competitive edge. BEN offers a suite of configured and customizable applications, including natural language processing, anomaly detection, encryption, recommendation engines, sentiment analysis, image recognition, personalization, and real-time decision-making. These applications help companies improve customer experiences, optimize cost drivers, mitigate risks, and enhance operational efficiency.

Going Concern

The accompanying financial statements have been prepared as though the Company will continue as a going concern, which contemplates the realization of consolidated assets and satisfaction of liabilities in the normal course of business. As of and for the year ended December 31, 2023, the Company has an accumulated deficit of approximately $13.3 million, a net loss of approximately $11.7 million and net cash used in operating activities of approximately $5.1 million. Management expects to continue to incur operating losses and negative cash flows from operations for at least the next 12 months. The Company has financed its operations to date from proceeds from the sale of common stock, exercises of warrants, and issuance of debt. The Company’s current liquidity position raises substantial doubt about the Company’s ability to continue as a going concern.

The Company believes that its existing cash and cash equivalents will be insufficient to meet its anticipated cash requirements for at least the next 12 months from the date the consolidated financial statements are issued. The assumptions upon which the Company has based its estimates are routinely evaluated and may be subject to change. The actual amount of the Company’s expenditures will vary depending upon several factors including but not limited to the design, timing, and the progress of the Company’s research and development programs, and the level of financial resources available. The Company can adjust its operating plan spending based on available financial resources.

The Company will need to raise additional capital to continue to fund operations and product research and development. The Company believes that it will be able to obtain additional working capital through equity financings, additional debt, or other arrangements to fund future operations; however, as of the date of these financial statements, no committed funding has been obtained, and there can be no assurance that such additional financing, if available, can be obtained on terms acceptable to the Company. The consolidated financial statements do not include any adjustments that might result from the outcome of this uncertainty.

NOTE B – SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Basis of Presentation and Consolidation

The consolidated financial statements have been prepared in conformity with accounting principles generally accepted in the United States of America (“U.S. GAAP”). The Company’s consolidated financial statements include the accounts of the Company and the accounts of the Company’s wholly-owned subsidiary. All significant intercompany balances and transactions have been eliminated in consolidation.

Use of Estimates

The preparation of the accompanying consolidated financial statements in conformity with U.S. GAAP requires management to make estimates and assumptions about future events. These estimates and the underlying assumptions affect the amounts of assets and liabilities reported, disclosures about contingent assets and liabilities, and reported amounts of revenue and expenses. Actual results and outcomes could differ significantly from the Company’s estimates, judgments, and assumptions. Significant estimates in the financial statements include, but are not limited to, assumptions used to measure stock-based compensation, the valuation of patents received in the acquisition of an entity under common control, and the Company also performs impairment testing on certain assets such as the indefinite lived intangible assets.

These estimates and assumptions are based on management’s best estimates and judgment. Management evaluates its estimates and assumptions on an ongoing basis using historical experience and other factors, including the current economic environment, which management believes to be reasonable under the circumstances. The Company adjusts such estimates and assumptions when facts and circumstances dictate. Changes in those estimates resulting from continuing changes in the economic environment will be reflected in the financial statements in future periods. As future events and their effects cannot be determined with precision, actual results could materially differ from those estimates and assumptions.

Segment and geographic information

Operating segments are defined as components of an entity about which separate discrete financial information is available for evaluation by the chief operating decision maker (CODM), or decision-making group, in deciding how to allocate resources and in assessing performance. The CODM for the Company is the Chief Executive Officer. The Company views its operations as, and manages its business in, one operating segment.

The Company has an office in the Republic of Korea dedicated to research and development activities. The carrying value of long-lived assets held in the Republic of Korea was $1,012,291 as of December 31, 2023.

Significant Risks and Uncertainties

There can be no assurance that the Company’s research and development will be successfully commercialized. Developing and commercializing a goods and services require significant time and capital and is subject to regulatory review and approval as well as competition from other AI technology companies. The Company operates in an environment of rapid change and is dependent upon the continued services of its employees and consultants and obtaining and protecting intellectual property.

Concentration of Credit Risk

Financial instruments that potentially subject the Company to concentrations of credit risk are primarily cash and cash equivalents. The Company maintains its cash and cash equivalent balances in the form of business checking accounts and money market accounts, the balances of which, at times, may exceed federally insured limits.

Acquisitions

Asset acquisitions are accounted for using the cost accumulation method while business combinations are accounted for at fair value. Determining whether the acquired set represents an asset acquisition, or a business combination requires quantitative and qualitative assessments subject to judgment. The fair values assigned to tangible and intangible assets acquired and liabilities assumed are based on management’s estimates and assumptions, as well as other information compiled by management, including projected financial information, effective income tax rates, present value discount factors, and long-term growth expectations. The Company utilizes third-party specialists to assist management with the identification and valuation of intangible assets using customary valuation procedures and techniques when required.

Deferred Financing Costs

The Company capitalizes costs that are directly associated with in-process equity financings until such financings are consummated, at which time such costs are recorded against the gross proceeds from the applicable financing. If a financing is abandoned, deferred financing costs are expensed immediately. As of December 31, 2023, the Company incurred $1,427,729 in deferred financing costs which are included within other assets in the accompanying consolidated balance sheet.

Revenue Recognition and Accounts Receivables

The Company accounts for revenue in accordance with Accounting Standards Codification (ASC) Topic 606, Revenue from Contracts with Customers (ASC 606) for all periods presented. The core principle of ASC 606 is to recognize revenue for the transfer of promised goods or services to customers in an amount that reflects the consideration the Company expects to be entitled to in exchange for those goods or services. This principle is achieved by applying the following five-step approach:

1) Identification of the Contract, or Contracts, with a Customer.

2) Identification of the Performance Obligations in the Contract.

3) Determination of the Transaction Price.

4) Allocation of the Transaction Price to the Performance Obligations in the Contract.

5) Recognition of Revenue when, or as, Performance Obligations are Satisfied.

Trade receivables represent amounts due from customers and are stated net of the allowance for doubtful accounts. The allowance for doubtful accounts is based on management’s assessment of the collectability of specific customer accounts, the aging of the accounts receivable, historical experience, and other currently available evidence. If there is a deterioration of a major customer’s credit worthiness or actual defaults are higher than the historical experience, management’s estimates of the recoverability of amounts due the Company could be adversely affected. Trade receivables of the Company as of December 31, 2023 and 2022 are net of allowance, amounting to $20,000 and $25,000, respectively.

Impairment of Definite Lived Intangible Assets

The Company reviews long-lived assets for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. If the carrying amount of the asset exceeds its estimated undiscounted net cash flows, before interest, the Company will recognize an impairment loss equal to the difference between its carrying amount and its estimated fair value. If impairment is recognized, the reduced carrying amount of the asset will be accounted for as its new cost. Generally, fair values are estimated using discounted cash flow, replacement cost or market comparison analyses. The process of evaluating for impairment requires estimates as to future events and conditions, which are subject to varying market and economic factors. Therefore, it is reasonably possible that a change in estimate resulting from judgments as to future events could occur which would affect the recorded amounts of the asset. No impairment losses were recorded for the years ended December 31, 2023 and 2022.

In-Process Research and Development

The fair value of in-process research and development (“IPR&D”) acquired in an asset acquisition, that has been determined to have alternative future uses in accordance with ASC 350 Intangibles—Goodwill and Other, is capitalized as an indefinite-lived intangible asset until the completion of the related research and development activities in accordance with ASC 350 or the determination that impairment is necessary. If the related research and development is completed, the asset is reclassified as a definite-lived asset at the time of completion and is amortized over its estimated useful life as research and development costs in accordance with ASC 730-10-25-2(c) and ASC 350.

Indefinite-lived IPR&D is not subject to amortization but is tested annually for impairment or more frequently if there are indicators of impairment. The Company also evaluates the remaining useful life of an intangible asset that is not being amortized each reporting period to determine whether events and circumstances continue to support an indefinite useful life. If an intangible asset that is not being amortized is subsequently determined to have a finite useful life, the asset shall be tested for impairment in accordance with paragraphs 350-30-35-18 through 35-19. That intangible asset shall then be amortized prospectively over its estimated remaining useful life and accounted for in the same manner as other intangible assets that are subject to amortization.

The Company tests its indefinite-lived IPR&D annually for impairment during the fourth quarter. In testing indefinite-lived IPR&D for impairment, the Company has the option to first assess qualitative factors to determine whether the existence of events or circumstances would indicate that it is more likely than not that its fair value is less than its carrying amount, or the Company can perform a quantitative impairment analysis to determine the fair value of the indefinite-lived IPR&D without performing a qualitative assessment. Qualitative factors that the Company considers include significant negative industry or economic trends and significant changes or planned changes in the use of the assets. If the Company chooses to first assess qualitative factors and the Company determines that it is more likely than not that the fair value of the indefinite-lived IPR&D is less than its carrying amount, the Company would then determine the fair value of the indefinite-lived IPR&D. Under either approach, if the fair value of the indefinite-lived IPR&D is less than its carrying amount, an impairment charge is recognized in the consolidated statements of operations. During the year ended December 31, 2023, the Company did not recognize an impairment charge related to its indefinite-lived IPR&D.

Research and Development Costs

Costs incurred in connection with research and development activities are expensed as incurred. These costs include rent for facilities, hardware and software equipment costs, consulting fees for technical expertise, prototyping, and testing.

Stock Compensation

The Company recognizes stock-based compensation for stock-based awards (including stock options, restricted stock units, and restricted stock awards) in accordance with ASC No. 718, Compensation - Stock Compensation (“ASC 718”). Determining the appropriate fair value of stock-based awards requires numerous assumptions, some of which are highly complex and subjective. The Company accounts for forfeitures in the period in which they occur.

Stock-based awards generally vest subject to the satisfaction of service requirements. For stock-based awards that vest subject to the satisfaction of service requirements or market and service conditions, stock-based compensation is measured based on the fair value of the award on the date of grant and is recognized as stock-based compensation on a straight-line basis over the requisite service period. For stock-based awards that have a performance component, stock-based compensation is measured based on the fair value on the grant date and is recognized over the requisite service period as achievement of the performance objective becomes probable.

The Company estimates the fair value of its stock option and warrant awards on the grant date using the Black-Scholes option-pricing model. The Black-Scholes option-pricing model requires the use of judgments and assumptions, including fair value of the Company’s common stock, the option’s expected term, the expected price volatility of the underlying stock, risk free interest rates and the expected dividend yield.

The fair value of the Company’s restricted stock awards is estimated on the date of grant based on the fair value of the Company’s common stock.

The Black-Scholes model assumptions are further described below:

●	Common stock – the fair value of the Company’s common stock.

●	Expected Term – The expected term of employee options with service-based vesting is determined using the “simplified” method, as prescribed in the U.S. Securities and Exchange Commission’s Staff Accounting Bulletin (“SAB”) No. 107, whereby the expected life equals the arithmetic average of the vesting term and the original contractual term of the option due to the Company’s lack of sufficient historical data. The expected term of nonemployee options is equal to the contractual term.

●	Expected Volatility - The Company lacks its own historical stock data. Therefore, it estimates its expected stock volatility based primarily on the historical volatility of a publicly traded set of peer companies.

●	Risk-Free Interest Rate - The Company bases the risk-free interest rate on daily constant maturity treasury auction yields received as a proxy for the implied yield from strips.

●	Expected Dividend - The Company has never declared or paid any cash dividends on its common shares and does not plan to pay cash dividends in the foreseeable future, and, therefore, uses an expected dividend yield of zero in its valuation models.

Cash and Cash Equivalents

The Company considers all highly liquid investments, readily convertible to cash, and which have a remaining maturity date of three months or less at the date of purchase, to be cash equivalents. Cash and cash equivalents are recorded at fair value and are held for the purpose of meeting short-term liquidity requirements, rather than for investment purposes.

Capitalized internal-use software costs

Pursuant to ASC 350-40, Internal-Use Software, the Company capitalizes development costs for internal use software projects once the preliminary project stage is completed, management commits to funding the project, and it is probable that the project will be completed, and the software will be used to perform the function intended. The Company ceases capitalization at such time as the computer software project is substantially complete and ready for its intended use. The determination that a software project is eligible for capitalization and the ongoing assessment of recoverability of capitalized software development costs requires considerable judgment by management with respect to certain external factors, including, but not limited to, estimated economic life and changes in software and hardware technologies.

The Company capitalizes costs for internal-use software once project approval, funding, and feasibility are confirmed. These costs primarily consist of external consulting fees and direct labor costs. As of December 31, 2023, the cost of the Company’s capitalized internal-use software was $569,923, which is included within property and equipment, net in the accompanying consolidated balance sheet. No amortization expense has been incurred to date, as the internal-use software is not yet ready for its intended use. No impairment losses were recorded for the year ended December 31, 2023.

Leases

The Company has adopted an accounting policy which provides that leases with an initial term of 12 months or less will not be recognized as right-of-use assets and lease liabilities on its consolidated balance sheet. Lease payments associated with short-term leases are recognized as an expense on a straight-line basis over the lease term. The Company incurred $186,202 and $19,000 in short term lease expense for the years ended December 31, 2023 and 2022, respectively.

Fair Value of Financial Instruments

The Company accounts for financial instruments under Financial Accounting Standards Board (“FASB”) Accounting Standards Codification (“ASC”) 820, Fair Value Measurements. This statement defines fair value, establishes a framework for measuring fair value in generally accepted accounting principles, and expands disclosures about fair value measurements. To increase consistency and comparability in fair value measurements, ASC 820 establishes a fair value hierarchy that prioritizes the inputs to valuation techniques used to measure fair value into three levels as follows:

Level 1 - quoted prices (unadjusted) in active markets for identical assets or liabilities;

Level 2 - observable inputs other than Level 1, quoted prices for similar assets or liabilities in active markets, quoted prices for identical or similar assets and liabilities in markets that are not active, and model-derived prices whose inputs are observable or whose significant value drivers are observable; and

Level 3 - assets and liabilities whose significant value drivers are unobservable.

Net Loss per Share

Basic loss per share is computed by dividing the net loss available to common stockholders by the weighted average number of common shares outstanding during the period. Diluted loss per share reflects the potential dilution, using the treasury stock method that could occur if securities or other contracts to issue common stock were exercised or converted into common stock or resulted in the issuance of common stock that then shared in the loss of the Company. In computing diluted loss per share, the treasury stock method assumes that outstanding instruments are exercised/converted, and the proceeds are used to purchase common stock at the average market price during the period. Instruments may have a dilutive effect under the treasury stock method only when the average market price of the common stock during the period exceeds the exercise price/conversion rate of the instruments. The Company accounts for stock issued in spin-out transactions and consummations of mergers of entities under common control retrospectively. For diluted net loss per share, the weighted-average number of shares of common stock is the same for basic net loss per share due to the fact that when a net loss exists, potentially dilutive securities are not included in the calculation when the impact is anti-dilutive.

The following common share equivalents are excluded from the calculation of weighted average common shares outstanding because their inclusion would have been anti-dilutive:

	December 31,
	2023	2022
Options	9,000,000	1,000,000
Warrants	3,850,000	1,100,000
Total	12,850,000	2,100,000

Income Taxes

The Company accounts for income taxes using the asset and liability method, which requires the recognition of deferred tax assets and liabilities for the expected future tax consequences of events that have been included in the consolidated financial statements. Under this method, the Company determines deferred tax assets and liabilities on the basis of the differences between the financial statement and tax bases of assets and liabilities by using enacted tax rates in effect for the year in which the differences are expected to reverse. The effect of a change in tax rates on deferred tax assets and liabilities is recognized in income in the period that includes the enactment date.

Deferred tax assets are recognized to the extent that these assets are more likely than not to be realized. In making such a determination, the Company considers all available positive and negative evidence, including future reversals of existing taxable temporary differences, projected future taxable income, tax-planning strategies, and results of recent operations. If the Company determines that it is able to realize its deferred tax assets in the future in excess of their net recorded amount, the Company records an adjustment to the deferred tax asset valuation allowance, which reduces the provision for income taxes.

Tax benefits from uncertain tax positions are recognized only if it is more likely than not that the tax position will be sustained on examination by the taxing authorities, based on the technical merits of the position. The tax benefits recognized in the Company’s consolidated financial statements from such positions are measured based on the largest benefit that has a greater than 50% likelihood of being realized. Interest and penalties are recognized associated with tax matters as part of the income tax provision and include accrued interest and penalties with the related income tax liability on the Company’s consolidated balance sheets.

Recently Adopted Accounting Standards

In October 2023, the FASB issued ASU 2023-06, Disclosure Improvements: Codification Amendments in Response to the SEC’s Disclosure Update and Simplification of Initiative (“ASU 2023-06”). ASU 2023-06 incorporates several disclosure and presentation requirements into the FASB’s Accounting Standards Codification (the “Codification”) currently residing in SEC Regulation S-X and Regulation S-K. The effective date for each amendment in the Codification will be the date on which the SEC’s removal of the related disclosure from Regulation S-X or Regulation S-K becomes effective. ASU 2023-06 is not expected to have a significant impact on the Company.

Effective January 1, 2023, the Company elected to early adopt ASU 2020-06, “Debt-Debt with Conversion and Other Options (Subtopic 470-20) and Derivatives and Hedging-Contracts in Entity’s Own Equity (Subtopic 815-40): Accounting for Convertible Instruments and Contracts in an Entity’s Own Equity.” This update simplifies the accounting for convertible instruments by removing major separation models required under U.S. GAAP. The early adoption did not have a material impact on the Company’s consolidated financial statements.

In June 2016, the FASB issued ASU 2016-13, Financial Instruments - Credit Losses (Topic 326), Measurement of Credit Losses on Financial Instruments, which requires financial assets measured at amortized cost, including accounts receivables, be presented net of the amount expected to be collected. The measurement of all expected credit losses will be based on relevant information about the credit quality of customers, past events, including historical experience, and reasonable and supportable forecasts that affect the collectability of the reported amount. The Company adopted the guidance using a modified retrospective approach as of January 1, 2023 which resulted in no cumulative-effect adjustment to retained earnings.

Recently Issued but Not Yet Adopted Accounting Pronouncements

In November 2023, the FASB issued ASU 2023-07, Segment Reporting (Topic 280): Improvements to Reportable Segment Disclosures (ASU 2023-07), which requires disclosure of incremental segment information on an annual and interim basis. This ASU is effective for fiscal years beginning after December 15, 2023, and interim periods within fiscal years beginning after December 15, 2024 on a retrospective basis. The Company is currently evaluating the effect of this pronouncement on its disclosures.

In December 2023, the FASB issued ASU 2023-09, Income Taxes (Topic 740): Improvements to Income Tax Disclosures (ASU 2023-09), which expands the disclosures required for income taxes. This ASU is effective for fiscal years beginning after December 15, 2024, with early adoption permitted. The amendment should be applied on a prospective basis while retrospective application is permitted. The Company is currently evaluating the effect of this pronouncement on its disclosures.

NOTE C - ACQUISITION

On May 3, 2023, in connection with the development the Company’s core technology, the Company entered into an Asset Purchase Agreement with DM Lab Co., LTD (“DM Lab”), to acquire certain assets and assume certain liabilities in exchange for 16,012,750 common shares with a fair value of $16,012,750 and $257,112 in cash consideration including $107,112 in transaction-related costs.

The Company accounted for the transaction with DM Lab as an asset acquisition as the acquired set passed the screentest and as such did not meet the criteria to be considered a business according to ASC 805, Business Combinations. The total consideration paid including transaction-related costs was allocated to identifiable intangible and tangible assets acquired based on their acquisition date estimated fair values. The largest asset acquired was the in-process research and development intangible asset which the Company determined had alternative future uses and capitalized as an indefinite-lived intangible asset until the completion of the related research and development activities in accordance with ASC 350 or the determination that impairment is necessary. The in-process research and development intangible asset was valued using the multi-period excess earnings method which requires several judgements and assumptions to determine the fair value of intangible assets, including growth rates, EBITDA margins, and discount rates, among others. This nonrecurring fair value measurement is a Level 3 measurement within the fair value hierarchy. The following table summarizes the fair value of consideration transferred and its allocation to the assets acquired and liabilities assumed at their acquisition date fair values.

Assets Acquired	Amount Recognized
In-process research and development intangible asset	$17,000,000
Property and equipment	721,916
Liabilities assumed
Accounts payable	(57,700)
Accrued expenses	(249,779)
Short-term debt	(1,144,575)
Total assets acquired and liabilities assumed	16,269,862

Total consideration	$16,269,862

NOTE D – PREPAID EXPENSES AND OTHER CURRENT ASSETS

Prepaid expenses and other current assets consisted of the following at December 31, 2023 and 2022:

	December 31,
	2023	2022
Security deposits	$71,300	$-
Prepaid VAT	7,821	-
Prepaid legal fees	43,713	-
Prepaid other	78,460	250
Prepaid expenses and other current assets	$201,293	$250

NOTE E – PROPERTY AND EQUIPMENT, NET

Property and equipment include equipment, furniture, and capitalized software. Furniture and equipment are depreciated using the straight-line method over estimated useful lives of three years. Capitalized software costs will be amortized straight-line over an estimated useful life ranging from 5 to 10 years. There was no property and equipment at December 31, 2022.

Property and equipment consisted of the following at December 31, 2023:

December 31,
2023
Equipment	$426,000
Furniture	346,591
Capitalized software	569,923
Total	1,342,514
Accumulated depreciation and amortization	(539,957)
Property and equipment, net of accumulated depreciation and amortization	$802,557

For the year ended December 31, 2023, depreciation and amortization of property and equipment totaled $539,957. There was no depreciation and amortization during the year ended December 31, 2022.

NOTE F – INTANGIBLE ASSETS

The following table summarizes intangible assets with a finite useful life included on the consolidated balance sheet as of December 31, 2023 and 2022:

	December 31, 2023
	Gross	Accumulated Amortization	Net
Amortizing intangible assets:
Patent portfolio	$1,259,863	$(377,716)	$882,147

Indefinite-lived intangible assets:
In-process research and development	17,000,000	-	17,000,000
Total	$18,259,863	$(377,716)	$17,882,147

	December 31, 2022
	Gross	Accumulated Amortization	Net
Amortizing intangible assets:
Patent portfolio	$880,000	$(279,683)	$600,317
Total	$880,000	$(279,683)	$600,317

Total amortization expenses were $98,033 and $76,928 for the years ended December 31, 2023 and 2022, respectively.

Future amortization of intangible assets, net are estimated to be as follows:

Years Ending December 31:
2024	140,243
2025	140,243
2026	140,243
2027	140,243
2028	140,243
Thereafter	180,932
$882,147

NOTE G – ACCRUED EXPENSES

Accrued expenses consisted of the following at December 31, 2023:

December 31,
2023
Accrued professional fees	$245,751
Accrued compensation and related expenses	1,146,435
Due to related party	178,723
Accrued other	66,139
Accrued expenses	$1,637,048

NOTE H — SHORT-TERM DEBT RELATED TO ACQUISITION OF DM LAB

As of December 31, 2023, the Company has four loans outstanding that were assumed in the DM Lab transaction, totaling $891,974, a decrease of $252,601 from the acquisition date due to the amount converted to equity on May 25, 2023. The loans carry varying interest rates ranging from 4.667% to 6.69%. During the years ended December 31, 2023 and 2022, the Company incurred interest expense of $31,217 and $0, respectively, which is included in interest expense in the consolidated statement of operations. All loans are due within 12 months from the balance sheet date and have no optional or mandatory redemption or conversion features. These obligations have been classified as current liabilities on the consolidated balance sheet and the fair value of the loans approximates the carrying amount due to their short-term nature. Additionally, there are no associated restrictive covenants, third-party guarantees, or pledged collateral. As of the reporting date, the Company is in default as the Company failed to make payments due upon maturity. In February 2024, the Company obtained a waiver to extend the due dates of $668,674 of its short-term debt to January 2025. Such amounts are classified as long-term on the consolidated balance sheet.

NOTE I — CONVERTIBLE NOTES

During the year ended December 31, 2023, the Company issued and sold convertible notes with an aggregate original principal amount of $3,075,000. The convertible notes bear interest at an annual rate of 10% and mature in 6 months from the issuance of the applicable note. The notes are convertible into the common stock of the Company at the option of the holder at a conversion price of $1.00 per share. During the year ended December 31, 2023, all of the convertible notes had been converted into BEN common stock.

NOTE J - STOCKHOLDERS’ EQUITY

As of and for the years ended December 31, 2023 and 2022, the Company had authorized 10,000,000 shares $1.00 par value preferred stock, none of which to date have been designated nor any issued.

As of and for the years ended December 31, 2023 and 2022, the Company had authorized 100,000,000 shares $0.001 par value common stock, which as of December 31, 2023 and 2022 the Company had 86,154,818 and 63,151,000 shares of common stock outstanding, respectively.

Amendment to Articles of Incorporation

In March 2023, the Company amended its Articles of Incorporation. Prior to this amendment, the Company had two classes of common shares outstanding. The Class A shares of common stock and the Class B shares of common stock. The only difference to the shares was that the Class A shares had the right to vote on all matters while the Class B shares could only vote on those matters required under the laws of the State of Wyoming. The March 2023 amendment to its Articles of Incorporation removed the two classes and combined all shares of common stock as one class. The Company treated this change as if it occurred at the inception of the Company and all amounts and shares included herein these financial statements are shown only as one class of common stock.

2023 Activity

During the year ended December 31, 2023, the Company issued 16,012,750 shares in connection with the DM Lab transaction (see Note C) and sold 2,283,105 shares of common stock at $2.19 per share for an aggregate purchase price of $5,000,000 as working capital financing.

During the year ended December 31, 2023, the Company also issued compensatory options and warrants to acquire a total of 8,290,000 shares and 3,000,000 shares of its common stock, respectively (see Note K).

Additionally, the Company received proceeds of $75,000 from the exercise of options and warrants to acquire 750,000 shares of common stock, of which $40,000 were from the settlement of outstanding accounts payable to the warrant holder. The Company was able to satisfy $432,963 of accounts payable and loans payable through the issuance of 882,963 shares of common stock. The Company also issued 3,075,000 shares of common stock upon the conversion of convertible notes (Note I).

2022 Activity

In the year ended December 31, 2022, the Company received proceeds of $35,000 from the exercise of options and warrants to acquire 350,000 shares of common stock of the Company.

In the year ended December 31, 2022, the Company was able to satisfy $586,000 of accounts payable through the issuance of 2,431,000 shares of common stock. The Company recorded a gain on extinguishment of $548,563, which is included in other income on the consolidated statement of operations.

In the year ended December 31, 2022, a previously issued warrant to acquire 1,000,000 shares of common stock was exercised with the exercise price paid in services rendered to the Company for $100,000 (see note below).

Equity Compensation Plans

In May 2021, the Company adopted the 2021 Incentive Stock Option Plan (“Option Plan”) that entails provides for the grant of the following types of Stock Awards: (i) Incentive Stock Options, (ii) Non-statutory Stock Options, (iii) Stock Appreciation Rights, (iv) Restricted Stock Awards, (v) Restricted Stock Unit Awards and (vi) Other Stock Awards. The Option Plan is administered by the Board of Directors. The Board may designate such authority to a committee of its discretion. The Option Plan awards are available to all employees, members of the board of directors and consultants. The Option grants authorized for issuance under the Plan may total exercise into 10,000,000 shares of Common Stock. In the event of a termination or cancellation of an unused option grant, those shares revert to the Option Plan.

NOTE K - EQUITY-BASED COMPENSATION

Option Awards

2023 Activity

The Company granted options to acquire 8,290,000 shares of common stock of the Company at a weighted average exercise price of $1.23 per share in the year ended December 31, 2023. Generally, options have a service vesting condition of 25% cliff after 1 year and then monthly thereafter for 36 months (2.067% per month).

The following table provides the weighted average assumptions included in the Black-Scholes Merton pricing model for the options granted:

Year Ended December 31,
2023
Expected term	5.39 years
Risk-free interest rate	3.81%
Dividend yield	0.00%
Volatility	50.42%

A summary of option activity for the years ended December 31, 2023 and 2022 is as follows:

	Number of Shares	Weighted Average Exercise Price	Weighted Average Grant Date Fair Value	Weighted Average Remaining Contractual Term (in years)
Outstanding as of December 31, 2022	1,000,000	$0.10	$0.06	8.75
Granted	8,290,000	$1.23	$0.62
Forfeited	(40,000)	$1.00
Exercised	(250,000)	$0.10
Outstanding as of December 31, 2023	9,000,000	$1.13	$0.57	9.23
Vested and expected to vest as of December 31, 2023	9,000,000	$1.13	$0.57	9.23
Exercisable as of December 31, 2023	5,933,958	$1.00	$0.49	9.15

The intrinsic value of the options exercised during the year ended December 31, 2023 was $225,000. There was no intrinsic value for the options exercised during the year ended December 31, 2022 The aggregate intrinsic value of options outstanding and options exercisable as of December 31, 2023 were $9,516,700 and $7,042,448, respectively. At December 31, 2023, future stock-based compensation for options granted and outstanding of $2,110,824 will be recognized over a remaining weighted-average requisite service period of 3.5 years.

2022 Activity

There was no 2022 option grant activity.

The Company recorded stock-based compensation from option grants of $3,066,342 and $18,750 in the years ended December 31, 2023 and 2022, respectively. Stock-based compensation capitalized as part of capitalized software costs for the year ended December 31, 2023 were $61,458, and $3,004,884 were expensed in the accompanying statements of operations. No stock-based compensation costs were capitalized during the year ended December 31, 2022.

Warrant Awards

There were 3,000,000 warrants granted in the year ended December 31, 2023 at a weighted average exercise price of $1.00 per share with expiration dates ranging from February to June 2033. There were 500,000 warrants exercised in the year ended December 31, 2023 at a weighted average exercise price of $0.10 per share. As of December 31, 2023, there were 3,850,000 warrants outstanding at a weighted average exercise price of $0.80 per share, with expiration dates ranging from August 2029 to June 2033. There were no warrants granted during the year ended December 31, 2022. There were 1,150,000 warrants exercised during the year ended December 31, 2022. The Company recorded $1,873,771 and $0 stock-based compensation expense related to warrants for the years ended December 31, 2023 and 2022, respectively.

The following table provides the weighted average assumptions included in the Black-Scholes Merton pricing model for the warrants granted:

Year Ended December 31,
2023
Expected term	10 years
Risk-free interest rate	3.53%
Dividend yield	0.00%
Volatility	47.44%

The Company has recorded stock-based compensation related to its options and warrants in the accompanying statements of operations as follows:

	Year Ended December 31,
	2023	2022
General and administrative	$4,846,867	$18,750
Research and development	31,788	-
	$4,878,655	$18,750

NOTE L – INCOME TAXES

The components of our deferred tax assets are as follows:

	December 31,
	2023	2022
Deferred Tax Assets:
Intangible assets	$280,000	$-
Section 174	70,000	23,000
Accrued expenses	300,000	53,000
Federal net operating losses	1,200,000	180,000
Research and development credit	50,000	-
Total deferred tax assets	1,900,000	256,000
Less: Valuation allowance	(1,880,000)	(256,000)
Net Deferred Tax Assets:	$20,000	$-
Deferred Tax Liabilities:
Fixed assets	$(20,000)	$-
Net Deferred Tax Liability	$-	$-

The benefit of income taxes for the years ended December 31, 2023 and 2022 consist of the following:

	For the years ended December 31,
	2023	2022
U.S. federal
Current	$-	$-
Deferred	(1,624,000)	(256,000)
State and local
Current	-	-
Deferred	-	-
Valuation allowance	1,624,000	256,000
Income Tax Provision (Benefit)	$-	$-

A reconciliation of the statutory income tax rate to the effective tax rate is as follows:

	December 31,
	2023	2022
Federal rate	$(2,460,000)	$(142,000)
Stock compensation	1,020,000	-
Gain on extinguishment	-	(115,000)
Federal RTP	(30,000)	-
Deferred tax adjustment	(150,000)	-
Other	(4,000)	1,000
Change in valuation allowance	1,624,000	256,000
Income Tax Provision (Benefit)	$-	$-

As of the Company’s last filed Federal returns on December 31, 2022 and 2021, the Company has net operating losses of $1,104,955 and $148,421, respectively, available for carryforward to future years. These operating losses are indefinite lived, however their deductibility is limited under Internal Revenue Code 720.

As of December 31, 2023 the Company has a valuation allowance of $1,880,000 against all net domestic deferred tax assets, for which realization cannot be considered more likely than not at this time. The net change in the valuation allowance was $1,624,000 for the year ended December31, 2023. Management assesses the need for the valuation allowance on an annual basis. In assessing the need for a valuation allowance, the Company considers all positive and negative evidence, including scheduled reversals of deferred tax liabilities, projected future taxable income, tax planning strategies, and past financial performance.

On May 3, 2023 the Company acquired DM Lab in an asset purchase agreement, which is deemed an asset acquisition for tax purposes. Per the acquisition accounting, no goodwill was created in this transaction. As an asset deal, the fair value of the intangibles and fixed assets from the DM acquisition have the same book and tax basis’s as of the opening balance sheet date. The majority of the assets acquired were intangible assets and the intangible asset deferred account represents the difference between net book and net tax value of the acquired assets as of December 31, 2023.

Wyoming has no corporate income tax.

The Company does not expect any material changes in the amount of unrecognized tax benefits within the next twelve months. The Company files tax returns as prescribed by the laws of the jurisdictions in which it operates. In the normal course of business, the Company is subject to examination by federal and state jurisdictions, where applicable. There are currently no pending tax examinations. The statute of limitations period is generally three years. Due to the extent of the net operating loss carryforward, however, all tax years remain open to examination.

NOTE M – DEFERRED REVENUE

In December 2021, the Company invoiced customers, related through common ownership, for $50,000 for which services were not yet performed as of December 31, 2022. The Company refunded the amount to the customers during the year ended December 31, 2023.

NOTE N – RELATED PARTY TRANSACTIONS

In the year ended December 31, 2023 and 2022, certain officers and directors advanced funds to or were advances from the Company on an undocumented, non-interest bearing, due on demand basis. As of December 31, 2023, $178,723 and $48,069 of amounts owed to related parties were included within accrued expenses and accounts payable, respectively, in the accompanying consolidated balance sheet and no amounts were owed to the Company from any such related party. As of December 31, 2022, the Company owed $35,539 and was owed $13,685. In the years ended December 31, 2023 and 2022, the Company recorded professional and other fees and costs related to consulting services from related parties of approximately $571,215 and $192,000, respectively, within general and administrative expenses in the accompanying consolidated statements of operations.

On June 30, 2023, the Company entered into a promissory note agreement with a related party for $620,000. The note bears interest at 7% per annum and matures on June 25, 2025. The proceeds were used to satisfy a financial obligation totaling $620,000 that the Company owed to an advisory firm. The Company may prepay interest and principal on the note at any time before maturity on June 25, 2025. As of December 31, 2023, the balance on the promissory note was $500,000. For the year ended December 31, 2023, the Company recorded $25,299 in interest expense related to the promissory note agreement.

NOTE O – COMMITMENTS AND CONTINGENCIES

The Company is subject to various legal and regulatory proceedings, claims, and assessments, as well as other contingencies, that arise in the ordinary course of business. The Company accrues for these contingencies when it is probable that a loss has been incurred and the amount of the loss can be reasonably estimated. The Company regularly reviews and updates its accruals for contingencies and makes adjustments as necessary based on changes in circumstances and the emergence of new information.

Litigation

Liabilities for loss contingencies, arising from claims, assessments, litigation, fines, penalties, and other sources are recorded when it is probable that a liability has been incurred and the amount of the assessment and/or remediation can be reasonably estimated. There are no matters currently outstanding.

Korea University

The Company is party to a research and development sponsorship agreement with Korea University. Pursuant to the sponsorship agreement, the Company has agreed to pay 275 million Korean won to Korea University during the period from April 1, 2023 through December, 31, 2023. As of December 31, 2023, the Company had paid $180,950 in connection with the sponsorship agreement and owes a remaining 40 million Korean won (approximately $30,800). In November 2023, the Company entered into an additional research and development sponsorship agreement with Korea University. Pursuant to the sponsorship agreement, the Company has agreed to pay 21.6 million Korean won to Korea University during the period from November 1, 2023 through March 10, 2024. As of December 31, 2023, the Company had paid $4,574 in connection with this sponsorship agreement and will owe a remaining 15.7 million Korean won (approximately $12,058) throughout the term of the agreement.

In December 2023, the Company entered into a Research and Development Agreement with Korea University for total consideration of up to 528 million Korean won (approximately $406,560) from January 2024 through December 2024. The Company can terminate the agreement upon written notice to Korea University for a period of at least one month.

NOTE P – SUBSEQUENT EVENTS

The Company has evaluated subsequent events from the balance sheet date through March 19, 2024, the date at which the consolidated financial statements were available to be issued, and there are no other items requiring disclosure except for the following.

Stock Options

During January and February of 2024, the Company granted options to acquire 150,000 shares of common stock of the Company at an exercise price of $2.19 which were fully vested upon grant.

Merger with DHC Acquisition Corp

On March 14, 2024 (the “Closing Date”), DHC Acquisition Corp (“DHC”) a Cayman Islands exempted company, consummated the previously announced business combination pursuant to that certain Business Combination Agreement and Plan of Reorganization, dated as of September 7, 2023 (the “Business Combination Agreement”), by and among DHC, BEN Merger Subsidiary Corp., a Delaware corporation (“Merger Sub”), DHC Sponsor, LLC, a Delaware limited liability company, and the Company.

Pursuant to the terms of the Business Combination Agreement, a business combination between DHC and the Company was effected through the merger of Merger Sub with and into the Company, with the Company as the surviving company in the business combination, and after giving effect to such merger, continuing as a wholly owned subsidiary of DHC (the “Merger” and, together with the other transactions contemplated by the Business Combination Agreement, the “Business Combination”).

Each share of the Company’s common stock issued and outstanding immediately prior to the closing of the Business Combination was converted into the right to receive 0.2701 (the “Exchange Ratio”) shares of DHC common stock. At the closing of the Business Combination, DHC issued 25,641,321 shares of common stock to the former holders of the Company’s common stock.

In addition, pursuant to the Business Combination Agreement, options and warrants to purchase the Company’s common stock that were issued and outstanding immediately prior to the closing were assumed and adjusted pursuant to the Exchange Ratio and in accordance with the terms of their agreements into options and warrants to purchase common stock of DHC.

The Business Combination is expected to be accounted for as a reverse recapitalization in accordance with U.S. GAAP. Under this method of accounting, the Company will be deemed to be the accounting acquirer for financial reporting purposes. Accordingly, for accounting purposes, the Business Combination will be treated as the equivalent of a capital transaction in which the Company is issuing stock for the net assets of DHC. The net assets of DHC would be stated at historical cost, with no goodwill or other intangible assets recorded. Operations prior to the closing of the Business Combination would be those of the Company.

Following the Business Combination, the shareholders of the Company held 76.0% of the combined company, and the shareholders of DHC, sponsors and advisors held 24.0% of the combined company.

AFG Companies, Inc.

Prior to or concurrently with the execution and delivery of the Business Combination Agreement, (i) the Company and AFG Companies, Inc., a Texas automotive finance and insurance company (“AFG”) entered into the Reseller Agreement providing for, among other things, AFG to act as the Company’s exclusive reseller of certain products of the Company on terms and conditions set forth therein and, as partial consideration to AFG for such services to the Company, the Company shall issue a number of shares of its common stock to AFG as of immediately prior to the consummation of the Business Combination with an aggregate value of $17,500,000 as of the issuance date, and (ii) the Company and AFG and certain of its affiliates (“AFG Investors”) have entered into the Subscription Agreement providing for, among other things, the purchase of shares of the Company’s common stock in a private placement by the AFG Investors as of immediately prior to the time at which the Business Combination becomes effective (“Effective Time”) in exchange for $5,500,000 in cash contributed to the Company, in each case, subject to and contingent upon the consummation of the Business Combination. Additionally, at the Effective Time, the Company will issue to AFG a non-transferable warrant to purchase up to 3,750,000 shares of the combined company’s common stock at a price of $10.00 per share, with AFG’s right to exercise such warrant vesting based upon revenues earned from the sales of the Company’s products paid by AFG to the Company pursuant to the Reseller Agreement.

Concurrently with the execution and delivery of the Business Combination Agreement, the Company received $5,500,000 from AFG pursuant to the Subscription Agreement and the Company issued an aggregate of 8,515,376 shares of the Company’s common stock to AFG pursuant to the Subscription Agreement and Reseller Agreement.